Exhibit (a)(4)

                         SCHEDULE A TO TRUST INSTRUMENT

                   NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

Series

Liquid Asset Portfolio

Growth Portfolio

Balanced Portfolio

Partners Portfolio

Limited Maturity Bond Portfolio

International Portfolio

Guardian Portfolio

Mid-Cap Growth Portfolio

Socially Responsive Portfolio

Regency Portfolio

Fasciano Portfolio

Focus Portfolio

Effective May 1, 2002